Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
Tuesday, May 29, 2007	Rich Sheffer (952) 887-3753

DONALDSON REPORTS THIRD QUARTER RESULTS

Record sales up 13 percent and EPS up 14 percent

MINNEAPOLIS, MN (May 29, 2007) — Donaldson Company, Inc. (NYSE: DCI) announced third quarter diluted earnings per share (“EPS”) of $.49, up from $.43 last year. Net income was $40.1 million, versus $37.0 million last year. Sales were $484.0 million, up from $429.9 million in fiscal 2006.

For the nine month period, EPS was $1.30, up from $1.12 last year. Net income increased 12 percent to $107.4 million compared to $96.1 million last year. Sales were $1.394 billion, up 14 percent from $1.226 billion in fiscal 2006.

“We had another quarter that produced record sales and earnings. Sales increased over 20 percent again in Europe and Asia, driving our overall 13 percent sales increase despite the $10 million decrease in our North American Transportation Products business,” said Bill Cook, Chairman, President and CEO. “While we are very pleased with our strong revenue growth, we experienced operating challenges in handling the combination of the downturn in our Transportation Products business and the higher sales volume in our other businesses, which kept our gross margin below our recent run rate. We are aggressively working on a number of initiatives to address these challenges and will see their positive impacts in the upcoming quarters. We did improve our operating expenses as a percentage of sales to 20.6 percent from 21.1 percent last year. In addition, we benefited from two discrete items that lowered our tax expense by $7.8 million this quarter. On a year-to-date basis, our EPS is now up 16 percent, leaving us confident of achieving our 18th consecutive earnings record.”

Income Statement Discussion

Translated at constant exchange rates, sales increased $38.6 million, or 9.0 percent, during the quarter and $134.2 million, or 10.9 percent, year-to-date. The impact of currency translation increased the reported sales growth to $54.1 million, or 12.6 percent, for the quarter and to $168.0, or 13.7 percent, for the year. The impact of foreign currency translation increased reported net earnings by $1.4 million in the quarter and $3.9 million year-to-date.

Gross margins of 31.0 percent for the quarter and 31.2 percent year-to-date compare to prior year margins of 33.5 percent and 32.7 percent for the same periods. We continue to experience higher than expected distribution costs as we invest in people, processes and technology to enhance our capabilities in our expanded distribution capacity. Gross margin was also affected by an unfavorable product mix, notably some large system and low margin sales within Gas Turbine and Industrial Filtration Solutions Products and lower volumes in our plants that support our NAFTA Transportation Products business. Plant rationalization costs were higher in the quarter due to our ongoing efforts to quickly bring new manufacturing capacity online to handle higher volume levels as well as costs associated with production transfers. Plant rationalization expenses also increased due to production line conversions for new products related to our Customers’ new 2007 emission compliant truck models.

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Donaldson Company, Inc.

May 29, 2007

Operating expenses for the quarter were 20.6 percent of sales, down from 21.1 percent in the prior year. Operating expenses for the year were 20.7 percent of sales, down from 21.7 percent last year.

Interest expense in the quarter increased $1.9 million from last year as debt levels have increased this year due to our investments in working capital, the Aerospace Filtration Systems, Inc. acquisition in March, and our continued high levels of capital expenditures.

The effective tax rates of 16.2 percent for the quarter and 24.5 percent year-to-date compare to 28.6 percent and 27.9 percent for the same periods of the prior year. A benefit of $6.3 million was recorded for the favorable resolution of some open foreign and state tax positions as well as the expiration of the statute of limitations on certain matters previously reserved. Additionally, a third quarter dividend from a foreign subsidiary created a $1.5 million tax benefit.

As a part of our ongoing share repurchase program, we have repurchased 1,759,800 shares for $61.9 million year-to-date. We repurchased no shares during the quarter.

Outlook

Engine Products:  We expect mid- to high-single digit percent full year sales growth in fiscal 2007.

•	Due to the impact of the new EPA diesel emission standards, we expect our NAFTA Transportation Products sales to decrease $15 to $20 million in the fourth quarter compared to last year.
•

Strong international conditions are expected to continue in the production of new construction and mining equipment by our OEM Customers. NAFTA non-residential and public construction markets are expected to remain healthy.

•

Both our NAFTA and international Aftermarket sales are expected to continue growing with strong equipment utilization, the ongoing growth by our OEM Customers of their replacement parts business, and the increasing amount of equipment in the field with our PowerCore™ filtration systems.

Industrial Products: We expect mid- to high-teens percent full year sales growth in fiscal 2007.

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Donaldson Company, Inc.

May 29, 2007

•	Our Industrial Filtration sales are expected to continue growing as a result of the healthy global manufacturing investment and production utilization conditions.
•

Our Gas Turbine sales should continue rebounding with full year sales increasing approximately 25 percent over last year. Continued strength is seen in both the international power generation and the global oil and gas segments.

•	Conditions for our Special Applications Products are expected to remain good due to continued strength in our global end markets.

Other:

•	Our tax rate is expected to be 26 to 28 percent for the full year.
•	We expect our full year fiscal 2007 EPS to be between $1.73 and $1.80 per share.

About Donaldson Company, Inc.

Donaldson is a leading worldwide provider of air and liquid filtration systems and replacement parts that improve people’s lives, enhance our Customers’ equipment performance and protect our environment. We are a technology-driven company committed to satisfying our Customers’ needs for diesel engine equipment and industrial filtration solutions through innovative research and development, superior technology, and global presence. Our 12,000 employees contribute to the company’s success by supporting our Customers at more than 100 sales, manufacturing, and distribution locations around the world.

Donaldson is a member of the S&P MidCap 400 and Russell 1000 indices, and our shares trade on the NYSE under the symbol DCI. Additional information is available at www.donaldson.com.

SAFE HARBOR STATEMENT UNDER THE SECURITIES REFORM ACT OF 1995

The company desires to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “Act”) and is making this cautionary statement in connection with such safe harbor legislation. This announcement contains forward-looking statements, including forecasts, plans and projections relating to our business and financial performance, which involve uncertainties that could materially impact results.

The company wishes to caution investors that any forward-looking statements are subject to uncertainties and other risk factors that could cause actual results to differ materially from such statements, including but not limited to risks associated with:  currency fluctuations, commodity prices, world economic factors, political factors, the company’s international operations, highly competitive markets, governmental laws and regulations, and other factors included in our Annual and Quarterly Reports. We undertake no obligation to publicly update or revise any forward-looking statements.

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Donaldson Company, Inc.

May 29, 2007

CONDENSED STATEMENTS OF CONSOLIDATED EARNINGS

DONALDSON COMPANY, INC. AND SUBSIDIARIES

(Thousands of dollars, except share and per share amounts)

(Unaudited)

	Three Months Ended April 30		Nine Months Ended April 30
	2007	2006	2007	2006
Net sales	$483,988	$429,858	$1,394,147	$1,226,169

Cost of sales	334,166	285,784	959,243	825,781

Gross margin	149,822	144,074	434,904	400,388

Operating expenses	99,649	90,857	288,163	265,973

Operating income	50,173	53,217	146,741	134,415

Other income, net	(1,889)	(922)	(5,796)	(6,152)

Interest expense	4,181	2,302	10,298	7,235

Earnings before income taxes	47,881	51,837	142,239	133,332

Income taxes	7,734	14,825	34,812	37,213

Net earnings	$40,147	$37,012	$107,427	$96,119

Weighted average shares outstanding	79,922,357	82,955,416	80,672,942	83,322,449

Diluted shares outstanding	81,826,193	85,205,858	82,671,646	85,516,497

Net earnings per share	$.50	$.45	$1.33	$1.15

Net earnings per share assuming dilution	$.49	$.43	$1.30	$1.12

Dividends paid per share	$.09	$.08	$.27	$.24

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Donaldson Company, Inc.

May 29, 2007

DONALDSON COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Thousands of dollars)

(Unaudited)

	April 30 2007	July 31 2006
ASSETS

Cash and cash equivalents	$48,209	$45,467
Accounts receivable – net	357,867	312,214
Inventories – net	185,105	153,165
Prepaid expenses and other current assets	59,546	50,559

Total current assets	650,727	561,405

Other assets	299,056	245,298
Property, plant and equipment – net	351,161	317,364

Total assets	$1,300,944	$1,124,067

LIABILITIES AND SHAREHOLDERS’ EQUITY

Trade accounts payable	$172,145	$163,783
Employee compensation and other liabilities	110,009	112,606
Notes payable	204,382	73,368
Income taxes payable	—	3,571
Current maturity long-term debt	6,365	6,541

Total current liabilities	492,901	359,869

Long-term debt	95,500	100,495
Other long-term liabilities	101,376	116,901

Total liabilities	689,777	577,265

Equity	611,167	546,802

Total liabilities and equity	$1,300,944	$1,124,067

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Donaldson Company, Inc.

May 29, 2007

DONALDSON COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Thousands of dollars)

(Unaudited)

	Nine Months Ended April 30
	2007	2006
OPERATING ACTIVITIES

Net earnings	$107,427	$96,119
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	35,498	33,800
Changes in operating assets and liabilities	(76,432)	9,687
Payment of litigation judgment	—	(14,170)
Tax benefit of equity plans	(5,041)	(12,826)
Stock option expense	3,127	2,623
Other, net	(17,751)	(13,209)
Net cash provided by operating activities	46,828	102,024

INVESTING ACTIVITIES

Net expenditures on property and equipment	(52,933)	(48,804)
Acquisitions, investments and divestitures, net	(40,299)	(4,498)
Net cash used in investing activities	(93,232)	(53,302)

FINANCING ACTIVITIES

Purchase of treasury stock	(61,890)	(73,080)
Net change in debt	121,025	(34,780)
Dividends paid	(21,659)	(19,894)
Tax benefit of equity plans	5,041	12,826
Exercise of stock options	5,045	3,488
Net cash provided by (used in) financing activities	47,562	(111,440)

Effect of exchange rate changes on cash	1,584	1,598

Increase (decrease) in cash and cash equivalents	2,742	(61,120)

Cash and cash equivalents - beginning of year	45,467	134,066

Cash and cash equivalents - end of period	$48,209	$72,946

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Donaldson Company, Inc.

May 29, 2007

SEGMENT DETAIL

(Thousands of dollars)

(Unaudited)

	Engine Products	Industrial Products	Corporate & Unallocated	Total Company
3 Months Ended April 30, 2007:
Net sales	$276,660	$207,328	—	$483,988
Earnings before income taxes	35,581	17,801	(5,501)	47,881

3 Months Ended April 30, 2006:
Net sales	$258,448	$171,410	—	$429,858
Earnings before income taxes	40,784	14,855	(3,802)	51,837

9 Months Ended April 30, 2007:
Net sales	$793,924	$600,223	—	$1,394,147
Earnings before income taxes	102,125	51,135	(11,021)	142,239

9 Months Ended April 30, 2006:
Net sales	$723,456	$502,713	—	$1,226,169
Earnings before income taxes	96,988	43,006	(6,662)	133,332

NET SALES BY PRODUCT

(Thousands of dollars)

(Unaudited)

	Three Months Ended April 30		Nine Months Ended April 30
	2007	2006	2007	2006
Engine Products segment:
Off-road Products	$92,750	$84,013	$253,113	$225,839
Transportation Products	38,395	47,216	132,316	135,954
Aftermarket Products	145,515	127,219	408,495	361,663
Total Engine Products segment	$276,660	$258,448	$793,924	$723,456

Industrial Products segment:
Industrial Filtration Solutions Products	$125,756	$109,238	$371,328	$318,881
Gas Turbine Products	41,201	26,168	110,713	78,947
Special Applications Products	40,371	36,004	118,182	104,885
Total Industrial Products segment	$207,328	$171,410	$600,223	$502,713

Total Company	$483,988	$429,858	$1,394,147	$1,226,169

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Donaldson Company, Inc.

May 29, 2007

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Thousands of dollars)

(Unaudited)

	Three Months Ended April 30		Nine Months Ended April 30
	2007	2006	2007	2006
Free cash flow	$10,303	$30,290	$(6,105)	$53,220
Net capital expenditures	16,793	20,193	52,933	48,804
Net cash provided by operating activities	$27,096	$50,483	$46,828	$102,024

EBITDA	$63,735	$64,921	$187,151	$172,961
Income taxes	(7,734)	(14,825)	(34,812)	(37,213)
Interest expense (net)	(3,876)	(1,945)	(9,414)	(5,829)
Depreciation and amortization	(11,978)	(11,139)	(35,498)	(33,800)

Net earnings	$40,147	$37,012	$107,427	$96,119

Net sales, excluding foreign currency translation	$468,417	$442,826	$1,360,392	$1,255,252
Foreign currency translation	15,571	(12,968)	33,755	(29,083)

Net sales	$483,988	$429,858	$1,394,147	$1,226,169

Net earnings, excluding foreign currency translation	$38,772	$37,627	$103,532	$97,186
Foreign currency translation	1,375	(615)	3,895	(1,067)

Net earnings	$40,147	$37,012	$107,427	$96,119

Although free cash flow, EBITDA, net sales excluding foreign currency translation, and net earnings excluding foreign currency translation are not measures of financial performance under GAAP, the company believes they are useful in understanding its financial results. Free cash flow is a commonly used measure of a company’s ability to generate cash in excess of its operating needs. EBITDA is a commonly used measure of operating earnings less non-cash expenses. Both net sales and net earnings excluding foreign currency translation provide a comparable measure for understanding the operating results of the company’s foreign entities excluding the impact of foreign exchange. A shortcoming of these financial measures is that they do not reflect the company’s actual results under GAAP. Management does not intend these items to be considered in isolation or as a substitute for the related GAAP measures.

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